Exhibit 99

WILLBROS GROUP, INC.

(In Thousands, Except Per Share Amounts)

March 7, 2007 Press Release—REVISED Financial Table

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Statement of Income Data
Contract revenue
United States & Canada	$167,941	$111,179	$474,045	$269,006
International	23,138	6,773	69,214	25,473

	191,079	117,952	543,259	294,479
Contract cost
United States & Canada	150,219	98,358	429,451	242,471
International	18,650	6,341	60,043	23,601

	168,869	104,699	489,494	266,072
Contract income
United States & Canada	17,722	12,821	44,594	26,535
International	4,488	432	9,171	1,872

	22,210	13,253	53,765	28,407
Depreciation and amortization	3,236	3,143	12,430	11,688
General and administrative	20,233	12,093	53,366	42,350

Operating income (loss)	(1,259)	(1,983)	(12,031)	(25,631)
Other income (expense):
Interest—net	(2,133)	(1,267)	(8,265)	(3,904)
Other—net	465	260	569	742

	(1,668)	(1,007)	(7,696)	(3,162)

Income (loss) before income taxes	(2,927)	(2,990)	(19,727)	(28,793)
Provision (benefit) for income taxes	498	3,636	2,308	1,668

Loss from continuing operations	(3,425)	(6,626)	(22,035)	(30,461)
Loss from discontinued operations	(37,166)	5,216	(83,402)	(8,319)

Net income (loss)	$(40,591)	$(1,410)	$(105,437)	$(38,780)

Basic loss per share
Continuing operations	$(0.14)	$(0.32)	$(0.98)	$(1.43)
Discontinued operations	(1.47)	0.25	(3.72)	(0.39)

	$(1.61)	$(0.07)	$(4.70)	$(1.82)

Diluted loss per share
Continuing operations	$(0.14)	$(0.32)	$(0.98)	$(1.43)
Discontinued operations	$(1.47)	$0.25	$(3.72)	$(0.39)

	$(1.61)	$(0.07)	$(4.70)	$(1.82)

Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$7,288	$(15,711)	$(5,429)	$(34,631)
Investing activities	46,450	(4,171)	40,804	(16,966)
Financing activities	43,709	59,966	51,550	56,830
Foreign exchange effects	380	(458)	139	17
Discontinued operations	(75,660)	(14,581)	(105,354)	(22,484)

Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	25,321	21,274	22,441	21,258
Diluted	25,321	21,274	22,441	21,258
EBITDA(2)	$2,442	$1,420	$968	$(13,201)
Capital expenditures	(1,016)	4,043	11,373	18,706

Reconciliation of Non-GAAP Financial Measure
Net loss, continuing operations	$(3,425)	$(6,626)	$(22,035)	$(30,461)
Interest—net	2,133	1,267	8,265	3,904
Income taxes	498	3,636	2,308	1,668
Depreciation and amortization	3,236	3,143	12,430	11,688

EBITDA(2)	$2,442	$1,420	$968	$(13,201)

	12/31/2006	9/30/2006	12/31/2005
Balance Sheet Data
Cash and cash equivalents	$37,643	$15,476	$55,933
Working capital	170,825	165,743	204,960
Total assets	588,254	524,596	498,885
Total debt	167,139	167,540	138,020
Stockholders’ equity	97,931	86,614	145,234

Backlog(1) Data
By Geographic Area:
Middle East	$36,864	$58,583	$47,196
North America	565,408	704,439	193,177

	$602,272	$763,022	$240,373

By Reporting Segment:
International	$36,864	$58,583	$47,196
United States & Canada	565,408	704,439	193,177

	$602,272	$763,022	$240,373

Discontinued operations
West Africa	$406,780	$449,280	$564,343
Latin America	—	—	11,639

	$406,780	$449,280	$575,982

(1)	Backlog is anticipated contract revenue from projects or which award is either in hand or assured.
(2)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.